                                               CONTINENTAL RESOURCES, INC.
                             Exhibit 12.2 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                                                            Nine months
                                                                                                               ended
                                                              YEAR ENDED DECEMBER 31,                      September 30,
                                         ----------------------------------------------------------------- -------------
                                             1999          2000          2001          2002          2003          2004
                                         ----------------------------------------------------------------- -------------
EARNINGS                                   3,920         37,780        11,667       (20,032)         2,340        18,667
FIXED CHARGES <F1>                        16,990         16,513        15,674        18,401         20,258        16,152
                                         ----------------------------------------------------------------- -------------
TOTAL EARNINGS & FIXED CHARGES            20,910         54,293        27,341        (1,631)        22,598        34,819
RATIO                                        1.2            3.3           1.7           N/A            1.1           2.2
EARNINGS INSUFFICIENT TO COVER FIXED
  CHARGES BY                                 N/A            N/A           N/A        20,032            N/A           N/A
_______________

<F1>
     Represents interest expense.